Exhibit 99.1
Contact:
Jeff Misakian, Valeant Pharmaceuticals
949-461-6184
VALEANT PHARMACEUTICALS REPORTS
2007 FIRST QUARTER RESULTS
     ALISO VIEJO, Calif., May 1, 2007 — Valeant Pharmaceuticals International (NYSE: VRX) today reported results for the first quarter of 2007.
First Quarter 2007 vs. 2006 Highlights:
•	Revenues increased seven percent to $213.4 million compared to $199.5 million.

•	Product sales decreased two percent to $176.9 million compared to $181.4 million.

•	Alliance revenue totaled $36.5 million compared to $18.1 million. Included in alliance revenue in the 2007 first quarter was a milestone payment of $19.2 million related to the out-licensing of pradefovir.

•	Income from continuing operations was $8.6 million, or $0.09 per diluted share, compared to a loss of $5.8 million, or $0.06 per diluted share.

•	Adjusted for non-GAAP items, income from continuing operations was $16.6 million, or $0.17 per diluted share, compared to a loss of $4.2 million, or $0.05 per diluted share. Excluding the pradefovir milestone payment, adjusted income from continuing operations was $0.03 per diluted share in the 2007 first quarter.
     Timothy C. Tyson, president and chief executive officer, said, “This clearly was a soft quarter for product sales. In many ways, this is typical for our business in that we often have lower sales in the first quarter along with higher marketing costs to support annual growth. This year, however, the first quarter was particularly impacted by a significant reduction in sales to certain wholesalers in Mexico and by lower sales of Infergen® and Efudex® in the United States. The reduced sales in Mexico were precipitated by a negotiating tactic of two major wholesalers, which we believe to be a transitory issue that is not reflective of underlying demand for our products. We were able to mitigate the effect of these challenging top-line issues on our margins and earnings in the quarter through expense management. We remain encouraged that underlying demand is stable or growing for most of our key products, and continue to believe that we will achieve growth at industry average rates or better in the year.”
Revenues:
     Product sales declined in the 2007 first quarter compared to the same period last year, primarily due to the aforementioned issues in the Mexican distribution chain, which significantly impacted sales of Bedoyecta™. In addition, sales of Infergen and Efudex were lower in the 2007 first quarter, while sales of Cesamet®, Kinerase®, Solcoseryl™ and Bisocard™ were higher. The effects of foreign currency exchange increased product sales by $4.1 million and operating income by $0.4 million in the 2007 first quarter.
     Alliance revenue in the 2007 first quarter included a milestone payment of $19.2 million from Schering-Plough upon the closing of the company’s out-licensing agreement for pradefovir. Also included in alliance revenue were royalties from the sale of ribavirin, which totaled $17.3 million in the 2007 first quarter, compared to $18.1 million in the same period last year.
Regional Sales Performance:
     North America product sales decreased six percent in the 2007 first quarter compared to the same period last year, primarily due to lower sales of Infergen and Efudex, partially offset by higher sales of Cesamet and Kinerase. The decrease in sales of Infergen largely reflects a decline in the overall market for interferon products in the United States. The decline in Efudex sales primarily reflects the pull-through of inventory from the launch of the company’s generic product at the end of 2006.
     Sales in the International region in the 2007 first quarter were $9.7 million, or 22 percent lower than the same period last year predominantly due to the distribution chain issues in Mexico, which affected sales of Bedoyecta and nearly all products in the country.
     Sales in the Europe, Middle East and Africa (EMEA) region increased 16 percent in the 2007 first quarter. Approximately half of the increase relates to the effects of foreign currency. In spite of continued government imposed price pressures in many European markets, Mestinon®, Solcoseryl, Bisocard and several other promoted products grew significantly. Much of this growth was generated in Central and Eastern Europe.
Financial Metrics:
     The company’s gross margin on product sales was 71 percent in the 2007 first quarter, compared to 68 percent in the same period last year. The improvement in gross margin was primarily due to fewer inventory write-offs in the current period and the impact on last year’s margin from a scheduled shutdown of the company’s manufacturing facility in Mexico.
     Selling expense was 36 percent of product sales in the 2007 first quarter compared to 35 percent in the same period last year. Selling expenses are typically higher in the first half of the year to support annual growth. General and administrative expenses were 14 percent of product sales in the 2007 first quarter compared to 16 percent in the same period last year. Included in general and administrative expenses in the 2007 first quarter was an expense of $3.8 million for an unfavorable arbitration decision in the company’s indemnification claim against former Xcel Pharmaceuticals shareholders relating to pre-acquisition sales, partially offset by a $2.2 million gain from the sale of the company’s contact lens business in Europe.

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     Research and development expenses were 13 percent of product sales in the 2007 first quarter compared to 16 percent in the same period last year. The decline was primarily due to the sale of the company’s discovery operations at the end of 2006.
Recent Developments and Expectations:
     The company previously excluded stock-based compensation expense from its metric performance and guidance figures in the year of implementation of SFAS 123R. Beginning with the first quarter of 2007, the company will no longer exclude these expenses, but has provided details of them in Table 6 for reference. The following table summarizes adjusted metric performance and expectations (including stock-based compensation expense):

	2005A	2006A	1Q07A	2007E	2008E
Gross Margin	70%	69%	71%	70-72%	72-75%
Cost of Goods Sold	30%	31%	29%	28-30%	25-28%
Selling Expense	31%	32%	36%	31-33%	28-32%
G & A	15%	14%	14%	12-14%	11-13%
     Note: Includes non-GAAP adjustments.
Conference Call and Webcast Information:
     Valeant will host a conference call today at 10:00 a.m. EST (7:00 a.m. PST) to discuss its 2007 first quarter results. The dial-in number to participate on this call is (877) 295-5743, confirmation code 5535846. International callers should dial (706) 679-0845, confirmation code 5535846. A replay will be available approximately two hours following the conclusion of the conference call through Tuesday, May 8, 2007 and can be accessed by dialing (800) 642-1687, or (706) 645-9291, confirmation code 5535846. The company will also webcast the conference call live over the Internet. The webcast may be accessed through the investor relations section of Valeant’s corporate Web site at www.valeant.com.
About Valeant:
     Valeant Pharmaceuticals International (NYSE:VRX) is a global specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of neurology, infectious disease and dermatology. More information about Valeant can be found at www.valeant.com.
     Efudex, Cesamet, Kinerase, Mestinon, Bedoyecta, Solcoseryl and Bisocard are trademarks or registered trademarks of Valeant Pharmaceuticals International or its related companies. Infergen is a registered trademark of Amgen, Inc., and Valeant Pharmaceuticals North America is the exclusive licensee from Amgen of this mark. All other trademarks are the trademarks or the registered trademarks of their respective owners.

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FORWARD-LOOKING STATEMENTS:
     This press release contains forward-looking statements, including, but not limited to, statements regarding demand for the company’s products in Mexico and elsewhere, anticipated growth rates, and the company’s expected margins and expenses. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties related to projections of future sales, product development and regulatory approval, the execution and success of the company’s restructuring initiative and strategic plans, and other risks and uncertainties discussed in the company’s filings with the SEC. Valeant wishes to caution the reader that these factors are among the factors that could cause actual results to differ materially from the expectations described in the forward-looking statements. Valeant also cautions the reader that undue reliance should not be placed on any of the forward-looking statements, which speak only as of the date of this release. The company undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this release or to reflect actual outcomes.
NON-GAAP INFORMATION:
     To supplement the consolidated financial results prepared in accordance with generally accepted accounting principles (GAAP), the company uses non-GAAP financial measures that exclude certain items, such as, special charges and credits, stock-based compensation expense, gains on litigation settlements, and results of discontinued businesses. Management does not consider the excluded items part of day-to-day business or reflective of the core operational activities of the company as they result from transactions outside the ordinary course of business. Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. Guidance is provided only on a non-GAAP basis due to the inherent difficulty in forecasting such items. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the company’s core operating results and trends for the periods presented. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.
Financial Tables Follow
###

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Table 1
Valeant Pharmaceuticals International
Consolidated Condensed Statement of Income
For the Three Months Ended March 31, 2007 and 2006

	Three Months Ended
	March 31,
(In thousands, except per share data)	2007	2006	% Change
Product sales	$176,892	$181,400	-2%
Alliance revenue (including Ribavirin royalties) (a)	36,470	18,091	102%

Total revenues	213,362	199,491	7%

Cost of goods sold	52,098	58,601	-11%
Selling expenses	64,434	64,275	0%
General and administrative expenses	26,187	28,446	-8%
Research and development costs	23,110	29,554	-22%
Gain on litigation settlement (b)	—	(34,000)
Restructuring charges (c)	7,238	26,466
Amortization expense	19,131	17,523	9%
	192,198	190,865	1%

Income from operations	21,164	8,626

Interest expense, net	(6,441)	(7,780)
Other income, net including translation and exchange	1,136	938

Income from continuing operations before provision for income taxes	15,859	1,784

Provision for income taxes	7,292	7,543
Income (loss) from continuing operations	8,567	(5,759)

Income (loss) from discontinued operations, net	1	(212)

Net income (loss)	$8,568	$(5,971)

Basic earnings per common share
Income (loss) from continuing operations	$0.09	$(0.06)
Discontinued operations, net	—	—

Net income (loss)	$0.09	$(0.06)

Shares used in per share computation	94,574	92,770

Diluted earnings per common share
Income (loss) from continuing operations	$0.09	$(0.06)
Discontinued operations, net	—	—

Net income (loss)	$0.09	$(0.06)

Shares used in per share computation	96,012	92,770

(a) Alliance revenue for the quarter ended March 31, 2007 includes a $19.2 million milestone payment received from Schering-Plough related to the out-licensing of pradefovir and ribavirin royalties of $17.3 million. Alliance revenue for the quarter ended March 31, 2006 consists of ribavirin royaties of $18.1 million.
(b) Gain results from settlement of dispute with Republic of Serbia over joint venture.
(c) The $7.2 million charges relating to our restructuring program for the quarter ended March 31, 2007 includes $3.8 million for employee severances, $2.0 million for fees and other expenses relating to property and manufacturing facility sales and a further $1.4 million of impairment charges on assets being sold.

Table 2
Valeant Pharmaceuticals International
GAAP reconciliation of basic and diluted earnings per share
For the Three Months Ended March 31, 2007 and 2006

	Three Months Ended
	March 31,
(In thousands, except per share data)	2007	2006
Income (loss) from continuing operations	$8,567	$(5,759)

Non-GAAP adjustments:
Gain on litigation settlement (a)	—	(34,000)
Professional fees related to Special Committee option investigation (b)	630	—
Restructuring charges (c)	7,238	26,466
Tax (d)	174	9,096

Adjusted income (loss) from continuing operations before the above charges	$16,609	$(4,197)

Adjusted basic EPS from continuing operations	$0.18	$(0.05)

Adjusted diluted EPS from continuing operations	$0.17	$(0.05)

Shares used in basic per share calculation	94,574	92,770

Shares used in diluted per share calculation	96,012	92,770

(a) Gain results from settlement of dispute with Republic of Serbia over joint venture.
(b) Non-recurring professional fees relating to the investigation by the Special Committee into stock option practices and the related restatement of financial statements.
(c) Charges relate to our restructuring plan.
(d) Tax effect for non-GAAP adjustments, including tax benefits from U.S. net operating losses not recognized for GAAP purposes.

Table 3
Valeant Pharmaceuticals International
Reconciliation of consolidated operating income to non-GAAP adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”)
For the Three Months Ended March 31, 2007 and 2006

	Three Months Ended
	March 31,
	2007	2006	% Change
Consolidated operating income (GAAP)	$21,164	$8,626	145%
Depreciation and amortization	23,195	23,482	-1%

EBITDA (non-GAAP) (a)	44,359	32,108	38%
Other Non-GAAP adjustments (b)	7,868	(7,534)	—

Adjusted EBITDA (non-GAAP) (a)	$52,227	$24,574	113%

(a) We believe that EBITDA and adjusted EBITDA are meaningful non-GAAP financial measures as earnings-derived indicators of the cash flow generation ability of the company. We calculate EBITDA by adding depreciation and amortization back to consolidated operating income. Adjusted EBITDA excludes the additional costs set forth in note (b) below. EBITDA and adjusted EBITDA, as defined and presented by us, may not be comparable to similar measures reported by other companies.
(b) See table 2 for explanation of non-GAAP adjustments.
To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (GAAP), the company uses non-GAAP financial measures that exclude certain items, such as in-process research and development expenses, special charges and credits, and results of discontinued businesses. Management does not consider the excluded items part of the day-to-day business or reflective of the core operational activities of the company as they result from transactions outside the ordinary course of business. Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. Guidance is provided only on a non-GAAP basis due to the inherent difficulty in forecasting such items.
By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the company’s core operating results and trends for the periods presented. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Table 4
Valeant Pharmaceuticals International
Supplemental Sales Information
For the Three Months Ended March 31, 2007 and 2006
(In thousands)

	Three Months Ended
	March 31,		%
			Increase/
	2007	2006	(Decrease)
Neurology
Diastat AcuDial(P)	$11,072	$12,022	(8%)
Mestinon(P)	10,551	9,817	7%
Cesamet(P)	5,912	3,303	79%
Librax	3,667	2,919	26%
Migranal(P)	3,036	3,115	(3%)
Dalmane/Dalmadorm(P)	2,335	2,466	(5%)
Tasmar(P)	1,982	1,185	67%
Melleril(P)	1,541	1,408	9%
Zelapar (P)	195	—	—
Other Neurology	15,592	14,692	6%

Dermatology
Efudix/Efudex(P)	12,476	15,581	(20%)
Kinerase(P)	8,381	6,860	22%
Oxsoralen-Ultra(P)	3,883	3,508	11%
Dermatix(P)	2,773	1,834	51%
Other Dermatology	7,839	8,397	(7%)

Infectious Disease Infergen(P)	8,970	13,705	(35%)
Virazole(P)	5,527	5,801	(5%)
Other Infectious Disease	5,159	4,731	9%

Other Therapeutic Classes Solcoseryl(P)	5,347	3,377	58%
Bisocard(P)	4,694	3,565	32%
Bedoyecta(P)	4,623	10,580	(56%)
MVI (multi-vitamin infusion)(P)	2,493	2,267	10%
Protamin(P)	2,071	1,552	33%
Espaven(P)	1,867	1,302	43%
Nyal(P)	1,763	1,754	1%
Other Pharmaceutical Products	43,143	45,659	(6%)

Total Product Sales	$176,892	$181,400	(2%)

Total Promoted Product Sales(P)	$101,492	$105,002	(3%)

(P) Promoted products represent promoted products with estimated annualized sales greater than $5 million.

Table 5
Valeant Pharmaceuticals International
Consolidated Condensed Statement of Revenue and Operating Income — Regional
For the Three Months Ended March 31, 2007 and 2006
(In thousands)

	Three Months Ended
	March 31,
Revenues	2007	2006	% Change
North America	$71,570	$75,856	-6%
International	35,457	45,189	-22%
EMEA	69,865	60,355	16%

Total specialty pharmaceuticals	176,892	181,400	-2%

Alliance revenue (including Ribavirin royalties) (a)	36,470	18,091	102%

Consolidated revenues	$213,362	$199,491	7%

Cost of goods sold	$52,098	$58,601	-11%

Gross profit margin on pharmaceutical sales	71%	68%

	Three Months Ended
	March 31,
Operating Income	2007	2006	% Change
North America	$16,747	$23,136	-28%
International	475	9,172	-95%
EMEA	15,069	4,216	257%

	32,291	36,524	-12%

Corporate expenses	$(15,893)	$(23,142)	-31%

Total specialty pharmaceuticals	16,398	13,382	23%

Restructuring charges	(7,238)	(26,466)	—
Gain on litigation settlement	—	34,000	—
R&D	12,004	(12,290)	—

Total consolidated operating income	$21,164	$8,626

	Three Months Ended
	March 31,
Gross Profit	2007	%	2006	%
North America	$59,939	84%	$63,187	83%
International	24,013	68%	28,438	63%
EMEA	40,842	58%	31,174	52%

Total specialty pharmaceuticals	$124,794	71%	$122,799	68%

(a) Alliance revenue for the quarter ended March 31, 2007 includes a $19.2 million milestone payment received from Schering-Plough related to the out-licensing of pradefovir and ribavirin royalties of $17.3 million. Alliance revenue for the quarter ended March 31, 2006 consists of ribavirin royalties of $18.1 million.

Table 6
Valeant Pharmaceuticals International
Consolidated Balance Sheet and Other Data
(In thousands)

	March 31,	December 31,
Balance Sheet Data	2007	2006
Cash and cash equivalents	$355,432	$326,002
Marketable securities	8,321	9,743

Total cash and marketable securities	$363,753	$335,745

Accounts receivable, net	$185,384	$227,452
Inventory, net	142,111	142,679
Long-term debt	778,756	778,196

	Three Months Ended
	March 31,
Other Data	2007	2006
Cash flow provided by (used in) continuing operations

Operating activities	$7,986	$40,838
Investing activities	23,633	(14,856)
Financing activities	(3,014)	(7,205)
Effect of exchange rate changes on cash and cash equivalents	825	729

Net increase in cash and cash equivalents	29,430	19,506
Net increase (decrease) in marketable securities	(1,422)	911

Net increase in cash and marketable securities	$28,008	$20,417

	Three Months Ended
	March 31,
Stock-Based Compensation	2007	2006

Cost of goods sold	$190	$435
Selling expenses	993	852
General and administrative expenses	2,493	3,532
Research and development costs	305	798

Total	$3,981	$5,617

Table 7
Valeant Pharmaceuticals International
Supplemental Non-GAAP Information on Currency Effect
(In thousands)

	Three Months Ended
	March 31,
	2007	2006
Consolidated

Product sales	$176,892	$181,400
Currency effect	(4,102)
Product sales, excluding currency impact	$172,790

Operating income	$21,164	$8,626
Currency effect	(372)
Operating income, excluding currency impact	$20,792

Geographic Product Sales

North America pharmaceuticals	$71,570	$75,856
Currency effect	177
North America pharmaceuticals, excluding currency impact	$71,747

International pharmaceuticals	$35,457	$45,189
Currency effect	386
International pharmaceuticals, excluding currency impact	$35,843

EMEA pharmaceuticals	$69,865	$60,355
Currency effect	(4,665)
EMEA pharmaceuticals, excluding currency impact	$65,200
Note: Currency effect is determined by comparing adjusted 2007 reported amounts, calculated using 2006 monthly average exchange rates, to the actual 2006 reported amounts. Constant currency sales is not a GAAP-defined measure of revenue growth. Constant currency sales as defined and presented by us may not be comparable to similar measures reported by other companies.